Exhibit 99


  Investor Release

  FOR IMMEDIATE RELEASE          FOR MORE INFORMATION CONTACT:
  09/28/98                       Investors:  Mary Healy, 630-623-6429
                                 Media:  Chuck Ebeling, 630-623-6150


                  McDONALD'S INCREASES COMMON STOCK BUYBACK
             TO $3.5 BILLION - 75% GREATER THAN PREVIOUS PROGRAM


       OAK BROOK, IL -- McDonald's Corporation announced today that it plans to purchase $3.5 billion of its common stock by year-end 2001.

  This repurchase program amount is 75 percent larger than McDonald's previous $2 billion, three-year program which was completed ahead of schedule last month.

       Jack M. Greenberg, McDonald's President and Chief Executive Officer

  said, "We believe that common share repurchase is an excellent means of providing shareholder value.  And McDonald's has repurchased 152 million shares of common stock for approximately $4.8 billion over the past

  10 years.  Because we believe that McDonald's stock price has been particularly attractive recently, we have already purchased nearly $300 million of stock under the new program.

       "We expect to fund this three-year share repurchase program largely from free cash flow, while maintaining a strong credit rating and a growing equity base to support future growth.  The strength of the

  Company's global business and growing cash flow allows us to increase share repurchase and continue with plans for opening about 2,000 restaurants per year, over the next several years.  Our fundamentals are strong and we expect to meet investors' expectations for the third quarter," Greenberg added.




  FORWARD-LOOKING STATEMENTS

  Certain forward-looking statements are included in this report.  They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology.  These statements reflect management's current expectations and involve a number of risks and uncertainties.  Actual results could differ materially due to the success of operating initiatives and advertising and promotional efforts and changes in:

  global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences,

  spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.



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